                                                                    EXHIBIT 99.1

            NEWS RELEASE
-------------------------------------
[SITRICK AND COMPANY INC. LETTERHEAD]

                                          Media Contact:     Ann Julsen
                                                             Maya Pogoda
                                                             Sitrick and Company
                                                             (310) 788-2850


FOR IMMEDIATE RELEASE

     PENNCORP FINANCIAL ANNOUNCES RECAPITALIZATION AGREEMENT

     NEW YORK, N.Y. - MARCH 24, 2000 - PennCorp Financial Group, Inc. announced today that its Board of Directors has selected a recapitalization transaction proposed by Inverness/Phoenix Capital LLC and Vienna Advisors, LLC on behalf of the unofficial ad hoc committee of preferred stockholders, and Bernard Rapoport and John Sharpe as the final accepted offer pursuant to the bidding procedures approved by the Delaware Bankruptcy Court last month. The selection of the recapitalization transaction was approved by the Delaware Bankruptcy Court at a hearing today.

     Inverness and Vienna currently represent 45.8 percent of the holders of the Company's two outstanding series of preferred stock. Messrs. Rapoport and Sharpe have committed to invest a total of $23 million in the recapitalized company, and Inverness and Vienna have committed to fully underwrite a total $24.5 million rights offering of equity in the recapitalized company. As a result, the Company will not proceed with the previously announced proposed sale of Southwestern Life Insurance Company and Security Life and Trust Insurance Company to Reassure America Life Insurance Company. Pursuant to its agreement with Reassure America, the Company is obligated to pay Reassure America, upon consummation of the recapitalization transaction, a termination payment of $5.2 million plus reimbursement of expenses not to exceed $800,000. The Official Committee of Unsecured Creditors appointed in the Company's Chapter 11 case supports the Board's decision.

     The Company has received irrevocable commitments from holders of approximately 71 percent of the Company's two outstanding series of preferred stock that they will vote in favor of the proposed recapitalization transaction upon solicitation by the Company which when voted will satisfy the voting requirements for confirmation of the plan of reorganization. The Company also reports that to date, Inverness, Vienna, Mr. Rapoport and Mr. Sharpe have deposited $47.5 million into an escrow account, and that those funds will be used to make their to make their respective committed equity investments in the recapitalized company once the recapitalization transaction is consummated. A portion of such funds may be forfeited to the Company under certain circumstances.

     The proposed recapitalization transaction provides that the preferred stockholders will receive one share of common stock of the reorganized company for each share of outstanding preferred stock. In addition, the preferred stockholders will have an opportunity pursuant to the rights offering to purchase .3787 shares of common stock of the reorganized company for each share of outstanding preferred stock owned at a purchase price of $12.50 per share. Under the proposed recapitalization transaction, all existing shares of the Company's common stock will be cancelled for no value, and the Company's existing senior and subordinated debt, with principal currently aggregating approximately $180 million, will be paid in full in cash. Any and all other claims and liabilities of the Company will be paid in accordance with their terms.

     Consummation of the recapitalization is subject to certain conditions including regulatory approvals, the consummation of a $95 million credit facility with ING Barrings in New York, the consummation of a proposed transaction whereby Southwestern Life and Security Life & Trust will reinsure substantially all of their existing deferred annuity blocks of business to RGA Reinsurance Company, an order confirming the Company's plan of reorganization that incorporates the proposed recapitalization transaction shall have been entered by the bankruptcy court and such order shall be unstayed and in full force and effect, and the closing of the recapitalization occurring not later than December 31, 2000. The definitive agreement for the credit facility and the reinsurance transaction will contain conditions to consummation including no material adverse change as defined in the proposed credit agreement.

     The Texas Department of Insurance has indicated to the Company that it sees no basis at this time for not approving the pending Form A-Change of Control Application submitted by the Inverness group and Benard Rapoport.

     The Company intends to file a plan of reorganization incorporating the recapitalization proposal within the next two weeks and to seek confirmation of such plan by the Bankruptcy Court by June 5, 2000, with consummation anticipated to occur promptly following confirmation.

     PennCorp Financial Group, Inc. is an insurance holding company. Through its subsidiaries, the Company underwrites and markets life insurance and accident and sickness insurance throughout the United States.

     Cautionary Statement for purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

     All Statements in the press release including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors contemplated by the forward-looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rates levels and stock market performance, which may affect the ability of PennCorp to sell its products, the market value of PennCorp's investments and lapse rate profitability of policies; (2) PennCorp's ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity, and other factors that may affect the profitability of PennCorp's insurance product; (5) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of PennCorp's products; (6) increasing competition in the sale of insurance and annuities; (7) regulatory changes or actions, including those relating to regulation of insurance products and of insurance companies; (8) ratings assigned to PennCorp's insurance subsidiaries by independent rating organizations such as A.M. Best Company ("A.M. Best"), which the Company believes are particularly important to the sale of annuity and other accumulation products; (9) PennCorp's continued ability to address Year 2000 issues; (10) PennCorp's ability to consummate its contemplated recapitalization transaction; (11) unanticipated litigation, and (12) other risk factors and uncertainties cited in PennCorp's periodic filings with the Securities and Exchange Commission. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect the Company.